EXHIBIT No. 12


              CITIZENS UTILITIES COMPANY AND SUBSIDIARIES
   Statement Showing Computation of Ratio of Earnings to Fixed Charges
                 and Earnings to Combined Fixed Charges
                  for the year ended December 31, 1996
                       (DOLLARS IN THOUSANDS)


                                                                                                Ration of
                                                                               Ration of       Earnings to
                                                                              Earnings to    Combined Fixed
                                                                             Fixed Charges       Charges
                                                                           -----------------------------------

Net Income                                                                (A)   $178,660        $178,660


Dividends on convertible preferred securities,net of income tax benefit   (B)      5,849               0
                                                                           -----------------------------------

(A+B)                                                                     (C)    184,509         178,660

Taxes based on income or profits                                          (D)     84,937          81,309
                                                                           -----------------------------------

Earnings, before income taxes and fixed charges (C+D)                     (E)    269,446         259,969

Fixed Charges                                                             (F)    101,332         110,809
                                                                           -----------------------------------

Earnings before income taxes and fixed charges (E + F)                    (G)   $370,778        $370,778

Ratio of Pre-tax Income to Net Income (E / C)                                       1.46            1.46

Ratio of Earning to Fixed Charges  (G/F)                                            3.66            3.35
